Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
SEPTEMBER 28, 2011

CHESAPEAKE ENERGY CORPORATION DISCLOSES INITIAL HORIZONTAL
WELL DRILLING RESULTS IN ITS UTICA SHALE DISCOVERY AND
ANNOUNCES ACHIEVEMENT OF CORPORATE PRODUCTION MILESTONES

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 28, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today disclosed initial horizontal well drilling results in the wet gas and dry gas phases of the Utica Shale play in eastern Ohio and western Pennsylvania and also announced the achievement of certain corporate production milestones.

Chesapeake has drilled 12 horizontal wells in the discovery phase of its Utica Shale play and has achieved strong initial production success in the wet gas and dry gas phases of the play from this initial drilling.  The company is early in the process of evaluating the oil phase of the play.  Results from the first four of the company’s completed horizontal wells in the wet gas and dry gas phases of the play are detailed below (the company’s other eight drilled horizontal wells are completing or waiting on completion):

•
The Buell 10-11-5 8H in Harrison County, Ohio was drilled to a lateral length of 6,418 feet and achieved a peak rate of 9.5 million cubic feet (mmcf) per day of natural gas and 1,425 barrels (bbls) per day of natural gas liquids and oil (liquids), or 3,010 barrels of oil equivalent (boe) per day;

•
The Mangun 22-15-5 8H in Carroll County, Ohio was drilled to a lateral length of 6,231 feet and achieved a peak rate of 3.1 mmcf per day of natural gas and 1,015 bbls per day of liquids, or 1,530 boe per day;

•
The Neider 10-14-5 3H in Carroll County, Ohio was drilled to a lateral length of 4,152 feet and achieved a peak rate of 3.8 mmcf per day of natural gas and 980 bbls per day of liquids, or 1,615 boe per day; and

•	The Thompson 3H in Beaver County, Pennsylvania was drilled to a lateral length of 4,322 feet and achieved a peak rate of 6.4 mmcf per day of dry natural gas.

The production rates listed above assume maximum ethane recovery. Chesapeake is processing the wet natural gas stream from the three Ohio wells at a nearby processing facility where ethane is currently being minimally recovered due to temporary market limitations.  The company has multiple projects and initiatives underway to process and market future production of NGLs including ethane.

Additionally, Chesapeake has recently achieved key production milestones and set new corporate all-time production records.  The company’s gross operated production has recently reached 6.1 billion cubic feet of natural gas equivalent (bcfe) per day and its net production has exceeded 3.45 bcfe per day, including approximately 95,000 bbls per day of liquids.  By the end of 2012 and 2015 Chesapeake plans to increase its net liquids production by 50% and 150% to more than 150,000 bbls per day and more than 250,000 bbls per day, respectively, while maintaining its net natural gas production at current levels.  As recently as in 2009, the company’s full-year liquids production averaged only 32,000 bbls per day.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Management Comment

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer commented, “We are pleased to announce very strong initial drilling results from the wet gas and dry gas phases of our Utica Shale discovery.  Chesapeake has built a commanding presence in the play with 1.25 million net acres of leasehold acquired to date, with our current primary leasing efforts focused in the wet gas phase of the play.  We estimate the company’s leasehold covers approximately 40% of the potentially drillable acres in the core of the play.  The company is targeting a development program with average drilling and completion costs of approximately $5.0 - $6.0 million per well.  Chesapeake is currently drilling with five operated rigs in the Utica Shale play and plans to increase its operated rigs up to 10 rigs by year-end 2011, up to 20 rigs by year-end 2012 and up to 40 rigs by year-end 2014.

“I am proud to announce the achievement of these important production milestones and congratulate Chesapeake’s 12,000 employees for delivering this outstanding success.”

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and other oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.

This news release includes “forward-looking statements” that give our current expectations or forecasts of future events. They include our plan to process and market future production of natural gas liquids, estimates of anticipated future natural gas and liquids production and our planned Utica Shale drilling activity and drilling and completion costs. Although we believe the expectations and forecasts reflected in these forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in our 2010 Form 10-K filed with the U.S. Securities and Exchange Commission on March 1, 2011 and include the volatility of oil, natural gas and natural gas liquids prices; the availability of capital on an economic basis; drilling and operating risks, including potential environmental liabilities; legislative and regulatory changes adversely affecting our industry and our business; general economic conditions negatively impacting us and our business counterparties; and transportation capacity constraints and interruptions. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.